UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 28, 2015

Studio One Media, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

 (State or Other Jurisdiction of Incorporation)

001-10196	23-2517953
(Commission File Number)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C, Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(480) 556-9303

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2015, Frank Perrotti resigned as Chairman and Director of Studio One Media, Inc. (the “Company”), Preston Shea resigned as President, Secretary and Director of the Company, and Barry Goldwater resigned as Director of the Company, all to pursue other business opportunities. The Company thanks Messrs. Mr. Perrotti, Goldwater and Shea for their service to the Company. Mr. Perrotti will serve on the Company’s Advisory Board.

Also on August 28, 2015, the Company’s Board of Directors appointed (i) Lawrence Ryckman as President, Chief Executive Officer (CEO), Interim Chairman and Director of the Company. Mr. Ryckman was appointed as a Director to fill one of the vacancies left by the Director resignations described above, and (ii) Mirella Chavez was appointed as Treasurer and Secretary of the Company.

Lawrence (Larry) Ryckman, 56, is an award-winning executive with extensive experience in the music, audio and entertainment industries. Mr. Ryckman co-founded AfterMaster Audio Labs, Inc. and MyStudio, Inc., both of which are wholly owned subsidiaries of the Company. Mr. Ryckman has served as President and CEO of both subsidiaries since their inception in in 2009 and 2004 respectively. The Company is currently negotiating a compensation agreement with Mr. Ryckman. Mr. Ryckman will serve as a Director, President, Interim Chairman and CEO until termination or resignation.

Mirella Chavez, 30, has been Chief Financial Officer (CFO) of the Company since April 16, 2013. Prior to her appointment as CFO, Ms. Chavez was the Company’s Chief Accountant since October 1, 2006. Ms. Chavez holds a Bachelor of Science in Accounting and a Business, Management and Marketing degree from DeVry University. Pursuant to Ms. Chavez’s employment contract with the Company, Ms. Chavez receives $80,000 per annum in cash and $80,000 in shares of the Company’s common stock at a discount of 25% to the market price calculated on a quarterly basis. Ms. Chavez will serve as CFO, Secretary and Treasurer until termination or resignation.

On July 27, 2015, the Board appointed David L. Reynolds to its Board of Directors and to the position of Chairman of the Company’s Audit Committee. Mr. Reynolds is a partner in the Tax & Business Services division at MARCUM LLP and is Partner-in-Charge of their New Haven, Connecticut Accounting Services Group. Marcum LLP is one of the largest independent public accounting and advisory services firms in the United States. Prior to joining the firm in 1984 he was an auditor/investigator for a commodity futures exchange and held various accounting positions. Mr. Reynolds is licensed in the State of Connecticut as a Certified Public Accountant and holds a Certified Fraud Examiner designation.  The Board concluded that Mr. Reynolds satisfies the definition of an “independent director” pursuant to NASDAQ Marketplace Rule 4200(a)(15) and the requirements of an “audit committee financial expert” under Section 406 of the Sarbanes-Oxley Act of 2002.

The Company expects the appointment of additional Officers and Directors in the near future.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On August 28, 2015, the Company held a special meeting of the shareholders. At the meeting, the shareholders approved the following:

(i)
An amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized common stock, par value $0.001, from one hundred million (100,000,000) to two hundred and fifty million (250,000,000) shares,

(ii)
To authorize the Company’s Board of Directors to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio of three (3) shares of pre-split common stock into one (1) shares of common stock at their discretion. The Company has no plan to effect a reverse stock split at this time.

(iii)	An amendment to the Company’s Certificate of Incorporation to change the name of the Company from Studio One Media, Inc. to AfterMaster, Inc.

The results of the voting at the meeting for all of the above actions are as follows:

Votes For	Votes Against	Abstentions

Item (i) 54,262,306	3,159,378	0

Item (ii) 56,113,921	1,314,276	0

Item (iii) 54,262,306	3,159,378	0

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: September 3, 2015	Studio One Media, Inc.
	By:	/s/ Larry Ryckman
Name: Larry Ryckman
Title: Chairman, President and Chief Executive Officer

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